                                                                   EXHIBIT 10.38
                                             * CONFIDENTIAL TREATMENT REQUESTED.
CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
                                                                     COMMISSION.

                                TABLE OF CONTENTS

                                                                                                           Page
                                                                                                           ----
CHAPTER I..  DESCRIPTION.......................................................................................1
         CLAUSE 1.  SUBJECT OF THE AGREEMENT...................................................................1
         CLAUSE 2.  DESCRIPTION OF THE PREMISES................................................................1
         CLAUSE 3.  TERM.......................................................................................1
         CLAUSE 4.  INVENTORY OF THE PREMISES..................................................................1
         CLAUSE 5.  AUTHORIZED USE OF THE PREMISES.............................................................1

CHAPTER II..  OBLIGATIONS, TERMS AND CONDITIONS................................................................2
         CLAUSE 6.  GENERAL TERMS AND CONDITIONS OF USE AND POSSESSION.........................................2
         CLAUSE 7.  WORK, INSTALLATIONS AND IMPROVEMENTS.......................................................6
         CLAUSE 8.  FURNISHING OF THE PREMISES.................................................................7
         CLAUSE 9.  TAXES AND LEVIES...........................................................................7
         CLAUSE 10.  SUPERVISION AND SECURITY OF THE PREMISES..................................................8
         CLAUSE 11.  INSPECTION OF THE PREMISES................................................................8
         CLAUSE 12.  INSURANCE AND CLAIMS......................................................................8
         CLAUSE 13.  SUBLEASE / ASSIGNMENT OF THE LEASE........................................................9
         CLAUSE 14.  RETURN OF THE PREMISES...................................................................10

CHAPTER III.  FINANCIAL OBLIGATIONS...........................................................................11
         CLAUSE 15.  RENT.....................................................................................11
         CLAUSE 16.  INDEXATION AND ADJUSTMENT CLAUSE.........................................................11
         CLAUSE 17.  PERSONAL CHARGES.........................................................................11
         CLAUSE 18.  SITE CHARGES.............................................................................12
         CLAUSE 19.  VALUE-ADDED TAX..........................................................................12
         CLAUSE 20.  TERMS OF PAYMENT.........................................................................12
         CLAUSE 21.  SECURITY DEPOSIT.........................................................................13

CHAPTER IV.  OTHER OBLIGATIONS................................................................................13
         CLAUSE 22.  TERMINATION CLAUSE.......................................................................13
         CLAUSE 23.  CHANGE IN LEGAL FORM.....................................................................14
         CLAUSE 25.  REPRESENTATION...........................................................................14
         CLAUSE 26.  ELECTION OF DOMICILE (ADDRESS FOR SERVICE) / JURISDICTION CLAUSE.........................14
         CLAUSE 27.  REGISTRATION.............................................................................15
         CLAUSE 28.  COSTS AND EXPENSES.......................................................................15

CHAPTER V. SPECIAL TERMS AND CONDITIONS.......................................................................15

BY AND BETWEEN

COMPAGNIE DES ENTREPOTS ET MAGASINS GENERAUX DE PARIS, a societe anonyme having a share capital of 12,047,375.06 euros, with its registered office at [*] ([*]) [*], registered with the Registre du Commerce et des Societes de Bobigny (Bobigny Commercial and Corporate Registry) under number [*],

Represented by Mr. Bruno KAHAN, Directeur General Adjoint (Deputy Managing Director), domiciled at such registered office for the purposes hereof

Hereinafter referred to as the "LESSOR,"

OF THE FIRST PART,
-----------------

AND
---

EQUINIX INC., an American company having its registered office at 901 Marshall Street, Redwood City, California (the United States), and registered in the State of Delaware,

Represented by Mr. Chris Birdsong, duly authorized for the purposes hereof under a power of attorney granted by Ms. Renee Lanam, General Counsel, pursuant to a private deed dated July 17, 2000, which is attached hereto (SCHEDULE 1).

Equinix Inc. is acting as a party hereto while awaiting the incorporation of its French subsidiary, Equinix France, and Equinix Inc. shall assign its right to this lease to Equinix France, under the terms and conditions set out herein:

 .    Equinix Group shall hold an equity stake of at least 99% in Equinix France,

 .    Equinix France will be incorporated no later than December 31, 2000,

 .    The assignment will be executed in consideration of the payment of one
     "symbolic" French Franc.

Hereinafter referred to as the "LESSEE,"

OF THE SECOND PART,
------------------

THE PARTIES AGREE AS FOLLOWS:
----------------------------

_____________________
* CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                            CHAPTER I - DESCRIPTION

CLAUSE 1 - SUBJECT OF THE AGREEMENT

The LESSOR hereby grants a commercial lease (pursuant to the provisions of Decree # 53-960 of September 30, 1953, as amended) to the LESSEE, which hereby accepts, on the premises described below in Chapter V.1.

CLAUSE 2 - DESCRIPTION OF THE PREMISES

The LESSEE hereby certifies that it is perfectly familiar with the leased premises, including their installations, insofar as it as seen and inspected them for the purposes hereof, without any need to provide any further description thereof than the description provided below in Chapter V.1, and the LESSEE acknowledges that it has approved them in their current condition, together with all their appurtenances.

The parties expressly agree that the premises covered by this lease shall form an indivisible whole.

CLAUSE 3 - TERM

This lease is hereby granted and accepted for a term of twelve (12) full and consecutive years. Said term shall begin to run as from the effective date specified below in Chapter V.2.

However, the LESSEE shall have the right to terminate the lease upon the expiration of each period of three (3) years, subject to giving notice of such termination by extra-judicial deed, no less than six (6) months in advance.

The LESSOR shall have the same option, in the event that it wishes to assert the provisions of Articles 10, 13 and 15 of said Decree, in order to build or rebuild the existing structure, to raise its height, or to perform any work that may be required or authorized in connection with any real property renovation operation.

CLAUSE 4 - INVENTORY OF THE PREMISES

An inventory of the premises (etat des lieux) shall be jointly prepared by the parties at the time that the LESSEE takes possession thereof. In the event that, for whatever reason, said inventory of the premises is not prepared, and inter alia if the LESSEE, after having been duly called to be present, fails to appear for such purpose, the premises shall be deemed to have been leased in perfect condition.

CLAUSE 5 - AUTHORIZED USE OF THE PREMISES

The LESSEE must utilize the premises covered hereby exclusively for the authorized use specified below in Chapter V.3, in a peaceful manner and in accordance with the provisions of Articles 1728 and 1729 of the French Civil Code.

The parties expressly agree that the LESSEE shall not perform on the premises any actions that would involve any sales to customers (actes de vente achalandee) on a wholesale or retail basis, or any auctions of any personal property or other items. It is hereby reiterated and specified that, pursuant to the provisions of Article 30 of the Decree of September 30, 1953 (as amended), the LESSEE shall have the right to add related or similar activities to the activity specified in this lease.

In such case, the LESSEE must give notice of its intention in such connection to the LESSOR, by an extra-judicial deed, and must indicate those activities that the LESSEE plans to conduct. This formality shall operate as notice to the owner to indicate, within a period of TWO (2) MONTHS (subject to a forfeiture of its rights), whether the LESSOR disputes the related or similar nature of such activities.

Pursuant to the provisions of Articles 34.1 et seq. of said Decree, the LESSEE shall have the right to request the LESSOR, by an extra-judicial deed, for an authorization to conduct, on the leased premises, one or more activities that are different from the activity specified in this lease. Subject to being null and void, such request must contain an indication of those activities that the LESSEE plans to conduct and must also must be served by an extra-judicial deed to any creditors having a registered security interest on the going business (fonds de commerce).

                        OBLIGATIONS, TERMS AND CONDITIONS

This lease is being entered into under the ordinary and legal obligations, terms and conditions, and inter alia those set out below, which the LESSEE agrees to perform and to comply with on a strict basis, without any right for the LESSEE to demand any indemnity or any reduction in the rent specified below, and in case of breach, under penalty of the requirement to pay costs and damages, and even the termination hereof, at the discretion of the LESSOR.

CLAUSE 6 - GENERAL TERMS AND CONDITIONS OF USE AND POSSESSION

6.1 The LESSEE shall accept the premises covered by this lease in their condition as at the date the LESSEE takes possession thereof, without any right to demand from the LESSOR, whether at such time or at any other time during the term hereof, any work involving any repairs, renovation, consolidation, refurbishing, installation or replacement that is or could at any time become necessary on the leased premises (including the installations made thereto), whatever the cause, nature or extent thereof, and even if such work is due to wear and tear or to deterioration.

The LESSEE waives the warranty on hidden defects referred to in Article 1721 of the French Civil Code.

6.2 At its own expense, risks and perils, and progressively as required, the LESSEE shall perform all the work involving any repairs, renovation, consolidation, refurbishing and replacement that is or could at any time become necessary with regard to the premises and the installations covered hereby, whatever the cause, nature or extent thereof, and even if such work is due to wear and tear or to deterioration.

However, and unless otherwise specified below, such work shall include the work referred to in Article 606 of the French Civil Code only with regard to the electrical installations, overhead cranes and freight elevators, central heating, air-conditioning and fire-prevention (equipped fire sprinklers, "pyrodomes," fire-doors, fire-detection systems, etc.), hot-water production and plumbing installations.

With regard to the installations, the LESSEE shall also perform, at its own expense, risks and perils, progressively as they become necessary, all the work necessary to ensure compliance with any current or future standards, as well as all the work necessary to ensure compliance with any current or future standards with regard to environmental protection, health and safety of industrial premises, warehouses and office space.

It is further agreed that in the event that the administrative authorities (or any other authorities) were to require, at any time, any changes to the premises covered by this lease, and inter alia in connection with the LESSEE's conduct of its activity and in connection with the use of the leased premises, and even if such requirement were to constitute a case of force majeure, all the costs, expenses and consequences whatsoever resulting from such changes shall be borne in full by the LESSEE, which hereby agrees to pay them, and even where such changes were to constitute "major repairs," as such term is defined in Article 606 of the French Civil Code.

The LESSEE shall also be responsible for the supervision and inspection of such installations, according to the terms, conditions and frequency required under the current and future regulations in such connection, and it shall execute, with an agency approved by the Plenary Assembly of Property Damage Insurance Companies (APSAD), an agreement for the annual inspection of such installations. Their annual verifications and inspections shall be performed at the expense of the LESSEE, and it shall send a photocopy of the corresponding reports to the LESSOR, within one month after the receipt of each such report.

Failing any performance of the work and/or inspections and verifications listed above, the LESSOR shall have the right, where such situation has not been corrected thirty days after an order served by registered letter (except in case of duly established emergency) to substitute itself for the LESSEE and to have all such work performed at the exclusive expense of the LESSEE, by any firm selected by the LESSOR, and the LESSEE agrees to reimburse the LESSOR for the costs thereof within fifteen days of any notice sent to it in such connection.

With regard to the heating and/or air-conditioning installations, the LESSEE shall execute a full maintenance agreement with a specialized firm. The LESSEE shall maintain such an agreement in force for the entire term of this lease, shall pay the fees in such connection on their due dates, and shall bear all such expenses under its own responsibility.

With regard to the premises located in the [*] district, which include a heating system that features a combustion device, the LESSEE must comply (in connection with the use thereof) with the provisions of the Ministerial Decision of September 22, 1978 in relation to the creation of a "special area for the protection against atmospheric pollution" in the above-specified district,

__________________
* CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

so that the LESSOR's liability shall in no event be claimed or incurred in such connection. The LESSEE represents that it has examined said Ministerial Decision.

Lastly, the LESSEE shall paint the outside doors, latches and locks whenever necessary. At its own expense and whenever necessary, the LESSEE shall perform all the treatments and applications necessary for the extermination of rats and insects on the leased premises, so that at no time shall any rodents or harmful insects be present on the leased premises.

6.3 The LESSOR expressly reserves the right to lease (or to use itself), in order to conduct the same activity as the activity specified below in Chapter V.3, and without any right for the LESSEE to issue any claims in such connection, all the premises that form part of the same building or other buildings owned by it, even if such premises or buildings are adjacent to or are located in the immediate vicinity of the premises covered by this lease.

The leased premises must be used as warehouse space and for industrial activities with regard to the provisions of the French Zoning Code that apply to premises located in the Paris Metropolitan Area. If the LESSEE's use of the premises causes them to be transformed into premises of any different category (under the meaning of such provisions), the LESSEE must reimburse the LESSOR immediately for the fees and increases in relation thereto that may be charged in the LESSOR's name by reason of such transformation of the premises. Such reimbursement shall remain the LESSOR's property, even after the return of the premises by the LESSEE, and shall not entail any waiver by the LESSOR of the right to demand that the LESSEE immediately cease any activities that have caused the leased premises to be transformed into premises of a different category (under the meaning set out above), even if such activities are not referred to below in Chapter V.3.

6.4 The LESSOR does not offer any warranty with regard to the temperature of the premises serviced by the heating and/or air-conditioning installations that may exist on the leased premises. The LESSEE shall not have the right to issue any claims in such connection. The same provisions shall apply (and the LESSEE shall not have the right to demand any reduction in the rent or any indemnity) in case of any suspension in the operation thereof, whatever the duration, as a result of any maintenance, repair, replacement, suspension or outages of electricity or gas, failures, strikes or any other causes.

6.5 In any warehouses with more than one level, and where there are any common freight or other elevators, each of the occupants shall have the right to use such elevators at its own risks and perils, and in compliance with the rights of the other occupants. The LESSEE shall not have the right to issue any claims in case of any improper operation or suspension of the service of the installations as a result of any electricity outage, maintenance work, repairs or work to ensure compliance with standards, or as a result of any other causes.

6.6 The LESSEE must comply with all the regulations, requirements and standard practices of the site, and with any changes that the LESSOR may make thereto in the future. In particular, the LESSEE must comply with the opening and closing hours of the site, as well as with the ban on smoking and on setting any fires, and with all the provisions in relation to safety and fire protection.

6.7 The LESSEE must not store any equipment or goods outside the leased premises, and must not park any vehicles outside the leased premises.

6.8 The LESSEE must (when necessary) dispose of its commercial waste or refuse outside the perimeter of the site, unless it enters into an agreement with the LESSOR for the removal thereof and (where applicable) the destruction thereof, under terms and conditions (namely the price) to be defined.

6.9 For the entrance to and exit from the site, the LESSOR reserves the right to demand the issuance of a pass which must bear the LESSEE's stamp, indicating the vehicle number or (where applicable) the name of its holder. The requirement for such a pass shall in no way cause the LESSOR's liability to be incurred in connection with the movement of any goods of the LESSEE or the operation of its vehicles.

6.10 The LESSEE must ensure that no damage is caused by its workers or employees inside the site. The LESSEE shall be liable for any damage and loss that may occur to the premises and installations covered by the lease, even if they occur in a case where no negligence or fault is attributable to the LESSEE.

6.11 If it uses any handling equipment (forklifts) on the leased premises, such equipment must be mounted on "pneumatic" wheels as opposed to "banded" wheels

6.12 At its own expense, the LESSEE must immediately install portable fire extinguishers on the leased premises and, on a periodic basis, have them maintained and inspected, in order to satisfy (with regard to the frequency, type, number and location of such devices) the provisions of the laws, regulations, requirements by the administrative authorities and those under rule R4 of the Plenary Assembly of Property Damage Insurance Companies. The same shall apply with regard to any subsequent additions or changes that may be made to such provisions and requirements. The LESSEE acknowledges that it has received a copy of said rule R4 and that it is perfectly familiar therewith.

If the LESSEE installs any storage facilities (shelves, etc.) on the leased premises, such items must be made of non-combustible materials.

6.13 Outside the leased premises, the LESSEE shall not have the right to post any industrial or commercial advertisements. However, a simple sign may be authorized either on the door or on the walls of the leased premises. The LESSEE shall ensure that any signs thus installed by it shall remain solidly affixed at all times. The LESSEE alone shall be liable for any accidents that may be caused by their installation or their existence. The LESSOR reserves the right to use the leased premises for any advertising (lighted signs or others), without any right for the LESSEE to claim any indemnity or reduction in the rent in such connection.

6.14 Outside the leased premises, the LESSEE shall not have the right to install any displays, stalls or other items of any type, and must not allow any items to remain outside the buildings. The LESSEE shall not have the right to install any marquees, verandas, awnings or other outside shutters without the LESSOR's express written consent and without first having obtained any administrative authorizations that may be necessary. In the event that any such authorization is issued to the LESSEE, it must maintain such items in proper condition with regard to their maintenance, and ensure their solidity in order to avoid any accidents. Any authorizations granted by the LESSOR shall in no event cause the LESSOR's liability to be incurred in connection with any accidents that may occur to any party as a result of such items.

6.15 With regard to the public authorities, the LESSEE shall carry out all the legal and regulatory formalities that may be required, at present or in the future, as a result of its occupancy and/or operations, and (for the same purposes) shall obtain any administrative authorizations that may be necessary, so that the LESSOR's liability shall not be claimed in such connection. At its own expense, risks and perils, the LESSEE shall perform all the work, improvements and building work that may be required at present or in the future under any laws or regulations, and namely with regard to environmental protection, health and safety of industrial premises, warehouses and office space.

Such work, improvements, installations and building work shall be subject to the provisions of Clause 7.2 below.

CLAUSE 7 - WORK, INSTALLATIONS AND IMPROVEMENTS

7.1 Without the right to claim any indemnity or reduction in the rent specified below, the LESSEE shall tolerate all the work that the LESSOR may decide to perform on the leased premises (including any installations made thereon) and within the perimeter of the site, whatever the cause, nature, extent or length thereof, and even if it exceeds forty days.

The LESSEE must also tolerate all the work that may be performed on the public roads or in the buildings in the vicinity of the building containing the leased premises, whatever the resulting inconvenience for the operation of its business, or the entrance of the leased premises, without prejudice to the LESSEE's right to take any available actions against the authorities, the contractor of the work or the neighboring owners, provided that it shall have no right to assert the LESSOR's liability in such connection.

7.2 On the premises covered hereby, the LESSEE shall not have the right to perform any construction or installation work, or any improvements, drilling in the walls or changes in the layout, and in general, no right to make any changes whatsoever to the premises or to the installations contained thereon, unless it has obtained the prior, express and written consent of the LESSOR, at the sole discretion of the LESSOR.

The same provision shall apply to the installation or the use of any devices for heating, lighting and/or air-conditioning.

As necessary, the LESSEE shall perform any work involving repairs, renovation, refurbishing, consolidation or replacement (including the "major work" referred to in Article 606 of the French Civil Code) that may be required with regard to the structures, installations and improvements performed by it and which have been duly authorized, so that they shall remain in perfect condition at all times.

The LESSEE shall reimburse the LESSOR for any charges and taxes, including the land tax and any additional taxes in relation to the structures, installations and improvements performed by the LESSEE on the leased premises and which have been duly authorized, in the event that such charges and taxes are collected in the LESSOR's name.

The LESSEE alone shall be liable for any accidents and/or incidents that may occur by reason of the performance and existence of any structures, installations and improvements performed by it and which have been duly authorized, and the operations to which they may give rise. In particular, the LESSEE shall agree to indemnify the LESSOR (where applicable, as its own insurer) in connection with any claims that may be made against the LESSOR by reason of any such accidents and/or incidents, or the consequences thereof.

Upon the end of this lease, due to the expiration of its term or to its termination for whatever reason, all the structures, installations, developments and, in general, all the improvements and embellishments that may be performed by the LESSEE and (where applicable) all those that may be required under the legal or regulatory provisions, shall become, without any indemnity (insofar as the rent has been determined taking this fact into account) the property of the LESSOR, unless the LESSOR opts to demand that all or part of the premises be restored to their original condition, at the LESSEE's expense, and even in respect of any work that may have been expressly authorized by the LESSOR.

The LESSEE shall not have the right to destroy or remove any work thus performed, even during the term hereof, without the consent of the LESSOR, insofar as such work shall be incorporated into the building by reason of its performance, and the LESSEE shall forfeit all property rights in such respect.

CLAUSE 8 - FURNISHING OF THE PREMISES

The LESSEE must furnish the leased premises and maintain them furnished at all times with goods and equipment of sufficient value and in sufficient quantity in order to cover, at all times, the payment of the rent specified below and the accessory charges, as well as the full performance of the obligations, terms and conditions of this lease.

CLAUSE 9 - TAXES AND LEVIES

As of the date it takes possession of the premises, the LESSEE shall pay all the taxes and levies owed by it, and it must submit documentary evidence of their payment to the LESSOR, prior to any departure from the premises.

As of the date it takes possession of the premises, the LESSEE shall reimburse the LESSOR for all the taxes, charges, levies and fees to which the premises covered hereby may give rise, including all the land taxes, according to the rental value of the premises (as set out in the land register), as well as the annual tax on office space in the Paris Metropolitan Area, to the extent that the premises covered hereby are subject to such tax. In such connection, the LESSEE shall pay to the LESSOR, at the same time as the rent, a quarterly advance for which the amount is specified below in Chapter V.6.

In the event that the lease begins after the start of a calendar quarter, such advance shall be payable on a prorated basis as from the effective date of the lease.

The adjustment compared to the final amount owed shall occur at the end of each calendar year.

The advance referred to above shall be adjusted each year, on January 1, according to the final amount actually owed for the previous year, in connection with the reimbursement of the taxes and levies.

In the event that the rental value of the leased premises and/or of the structures, installations and improvements thereto performed by the LESSEE or its contractors are included in the tax base of the LESSOR for the purposes of the business tax, the LESSEE must immediately reimburse the LESSOR for that proportion thereof which corresponds in such connection to the business tax collected in the LESSOR's name. The same provision shall apply with regard to any related, additional or replacement taxes or levies.

CLAUSE 10 - SUPERVISION AND SECURITY OF THE PREMISES

The general supervision performed on the LESSOR's site shall not include the supervision of the goods stored thereon by the lessees, and accordingly, the LESSEE must ensure the supervision and security of its own goods and equipment.

The LESSOR shall not offer any warranty for the benefit of the LESSEE in connection with any disturbances in its possession due to any third parties, other lessees, occupants or users of the warehouse space, namely in case of any theft or burglary, with or without any breaking and entering. The LESSEE shall be personally responsible for taking out any insurance in such connection, with such insurance to exclude any direct or indirect claims against the LESSOR or its insurers.

CLAUSE 11 - INSPECTION OF THE PREMISES

The LESSOR's agents shall have the right to enter the leased premises as often as necessary to verify their condition and to duly note the full performance of the obligations, terms and conditions hereof. The LESSOR must give prior notice to the LESSEE of any exercise of such inspection right.

The LESSEE must also allow the premises to be visited by the LESSOR or by potential lessees in case of any termination of the lease, during the prior notice period.

The LESSEE hereby authorizes any agent duly authorized by the LESSOR to enter the leased premises during said period.

CLAUSE 12 - INSURANCE AND CLAIMS

The LESSEE must take out insurance against fire and any explosions, as well as against water damage, flooding, or back-up of sewers and pipes, from first rank insurance companies, and for a sufficient value, to cover the installations, structures and improvements performed by it on the leased premises with the LESSOR's authorization, and to cover the equipment and goods furnishing the premises, and the rental risks, claims by neighbors and legal ("civil") liability.

The LESSEE shall maintain such insurance in effect for the entire term hereof, and shall adjust such insurance as necessary; it shall pay the premiums and payments for such insurance on their due dates.

In the event that the LESSEE's insurance company requires the LESSEE, at any time, to install appropriate detection systems (smoke detectors, smoke extraction hatches, etc.), namely by reason of the conduct by the LESSEE of its activity and its use of the leased premises, and even if such requirement constitutes a case of force majeure, the LESSEE expressly agrees to have such systems installed and to bear all the expenses and consequences of such requirements, even if such requirements constitute "major repairs" under the definition specified in Article 606 of the French Civil Code. The LESSEE agrees to notify the LESSOR of any requirements in such connection that may be issued by its insurance company.

In case of any damage due to fire, explosion, water damage, flooding, back-up of sewers and pipes, the LESSEE waives any direct or indirect claims against the LESSOR, its personnel and its [insurers], and agrees to have the same waiver inserted by its insurers into its own policies.

The LESSEE shall submit documentary evidence to the LESSOR or to any agent designated by the LESSOR, upon any request, of the fulfillment of its insurance obligations, by the submission of the policies, any riders thereto and any premium payment receipts.

In addition, the LESSEE must reimburse the LESSOR for any insurance surcharges that may result from its presence on the leased premises, in the event that such presence gives rise to rates that are higher than those charged for the mere storage of goods that are classified as "ordinary" by the insurance companies, with regard to any types of warehouses.

In case of any fire, the amounts owed to the LESSEE by the insurance company (companies) shall constitute the LESSOR's security interest, in lieu of the personal property and equipment, up until the replacement or the repair of such items, and this lease shall operate as an assignment (as a security interest) to the LESSOR of all the insurance indemnities, for up to the amounts still owed to it, with comprehensive powers being granted to the bearer of an official copy or excerpt hereof to serve notice of such assignment to any relevant party.

CLAUSE 13 - SUBLEASE / ASSIGNMENT OF THE LEASE

The LESSEE shall not have the right to put all or part of the leased premises at the disposal of anyone, in any form whatsoever, and even in the form of a loan, sublease or business lease.

The LESSEE shall not be entitled to assign its rights hereunder except to the successor of its business, for all the premises, and only after having procured the LESSOR's express written approval of such successor, with such approval not to be withheld unless such successor fails to present sufficient guarantees with regard to its reputation and solvency.

The LESSEE shall remain jointly and severally liable with its assignee and, where applicable, with any successive assignees, for the payment of the rent specified below, the accessory charges and the value-added tax in relation thereto, and for the full performance of all the obligations, terms and conditions hereof.

Any assignment must be recorded in a notarized or non-notarized deed, for the execution of which the LESSOR must be called to be present, by means of notice given at least fifteen days in advance. Such deed of assignment must contain a reference to the assignor's joint and several liability, as referred to in this clause.

Notification of the assignment or any contribution must be served on the LESSOR pursuant to the provisions of Article 1690 of the French Civil Code. Such notification must contain (in an appendix thereto) an original counterpart of the deed of assignment. If the assignment is performed under a notarized deed, an enforceable copy of the deed of assignment must be submitted to the LESSOR, at no charge.

CLAUSE 14 - RETURN OF THE PREMISES

Prior to its departure or to the removal of any personal property or equipment from the premises, the LESSEE must first have paid all the installments of rent and accessory charges, and submit documentary evidence on the payment of its taxes, for the previous years and for the year then in progress.

No later than the lease's expiration date, the LESSEE must return the leased premises in good condition as regards their repairs, to be recorded in an inventory of the premises, after the performance of which the LESSEE shall return the keys to the LESSOR. Notwithstanding the return of the keys, the lease shall continue in force up until the expiration date, as specified herein, with the rent to continue to be owed up until said date.

The inventory of the premises (for which the date shall be set by mutual agreement between the parties) shall include, where applicable, a statement on the repairs to be performed. The LESSEE must pay for or reimburse the amount of any repairs that may be owed. Failing any agreement, the inventory of the premises shall be drawn up on the lease's expiration date.

If the LESSEE is not present on the date and time scheduled for the inventory of the premises, such inventory may be drawn up (at the LESSOR's discretion) in the presence of a process server, who may be assisted by a locksmith in order to enter the leased premises, and the corresponding costs shall be borne exclusively by the LESSEE.

As specified above in Clause 7.2, upon the end of this lease, due to the expiration of its term or to its termination for whatever reason, all the structures, installations, developments and, in general, all the improvements and embellishments that may be performed by the LESSEE and (where applicable) all those that may be required under the legal or regulatory provisions, shall become, without any indemnity (insofar as the rent has been determined taking this fact into account) the property of the LESSOR, unless the LESSOR opts to demand that all or part of the premises be restored to their original condition, at the LESSEE's expense, and even in respect of any work that may have been expressly authorized by the LESSOR.

                          CHAPTER III - FINANCIAL OBLIGATIONS

CLAUSE 15 - RENT

The rent specified in the attached special terms and conditions shall constitute an essential and decisive clause for both parties with regard to their consent to execute this lease. This lease is hereby granted and accepted in consideration of an annual rent for which the base value is indicated below in Chapter V.5, and which shall be adjusted under the conditions specified by law and according to the terms and conditions set out below in Clause 16.

CLAUSE 16 - INDEXATION AND ADJUSTMENT CLAUSE

The rent shall also be subject to the following indexation clause: it shall vary automatically each year, in proportion to the variations in the quarterly construction costs index published by the INSEE [French Statistics Agency]. For the first year, the index specified in Chapter V.8 shall be compared with the index for the same quarter of the next year.

For subsequent years, the index used for the previous adjustment and the index for the same quarter of the next year shall be compared.

In case the index is modified or replaced, the new index shall be substituted automatically for the former index, under the conditions and according to the "substitution coefficients" published by the INSEE.

Otherwise, the replacement index shall be determined by an expert appointed by the Chief Judge of the Court of First Instance having jurisdiction at the building's location, upon a petition by the most diligent party, with all the costs, expenses and fees of the expert to be divided up equally between the LESSOR and the LESSEE.

If the selected index or the index substituted therefor is not yet known in due time, the rent shall be determined and paid on a provisional basis, according to the price resulting from the most recent implementation of this indexation clause.

It is expressly stipulated that this indexation clause constitutes an essential and decisive condition of this lease, without which the lease would not have been executed, and that this clause constitutes a contractual indexation. As a result, the legal three-year adjustment currently provided for in Articles 26 and 27 of the Decree of September 30, 1953 shall also apply.

CLAUSE 17 - PERSONAL CHARGES

The LESSEE shall pay for its personal consumption of water, gas and electricity, and the meter rental charges. If any subscription policies exist in such respect, the LESSEE shall pay them to the relevant agencies on their due dates, so that the LESSOR's liability shall never be claimed or incurred in such connection. Otherwise, the LESSEE shall pay them to the LESSOR, according to the meter readings.

In case of any collective heating installation, the LESSEE shall reimburse the LESSOR for its proportional share of the corresponding expenses: fuel and electricity, repairs, renovation and replacement work (even for the boiler and tank, if the work involves "major repairs" referred to in Article 606 of the French Civil Code), supervision and inspection of the operations and, where applicable, the expenses for the personnel (including the related tax and social security charges).

Such proportional share shall be determined according to the respective size of the heated areas. They shall be reimbursed each quarter, at the same time and location as the rent.

The LESSEE shall reimburse the LESSOR for its proportional share of the expenses for the collective freight or other elevators: electricity, local maintenance, inspection and, where applicable, the expenses for the personnel (including the related tax and social security charges). Such proportional share shall be determined according to the respective size of the private areas thus serviced, except for the ground floor. The reimbursement shall be made according to the terms and conditions specified above for the heating expenses.

CLAUSE 18 - SITE CHARGES

In addition to the rent specified below, the LESSEE shall pay to the LESSOR a lump-sum amount equal to [*] PERCENT ([*] % ) of the amount of said rent, for the charges not specified herein.

In such respect, but without limitation, the relevant charges shall include inter alia the maintenance of the drives, walkways and green areas, fences, gates, cleaning of the drives and walkways, site lighting, site supervision and security, fire protection, signs, amortization of the investments relating to the common areas, reception and information desks, and optional access to the "inter-company cafeteria."

CLAUSE 19 - VALUE-ADDED TAX

Insofar as the building is subject to value-added tax, the rent, charges, services and, in general, all the amounts owed to the LESSOR in connection with the performance hereof shall be expressed exclusive of value-added tax. The same provision shall apply with regard to any replacement, additional or similar taxes that may be created.

CLAUSE 20 - TERMS OF PAYMENT

The LESSEE agrees to pay the rent to the LESSOR, together with the accessory charges and the value-added tax in relation thereto, each quarter and in advance, on the first day of each calendar quarter.

However, if the lease begins after the start of a quarter, the rent, accessory charges and value-added tax shall be payable on the effective date, prorated to the remaining time until the end of the quarter. They shall then be payable in advance on the first day of each calendar quarter, for one-fourth of their annual amount. If the lease ends after the start of a quarter, they shall be payable on the first day of said quarter, prorated to the time remaining until the end of the lease.

_____________
* CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AAND EXCHANGE COMMISSION.

All payments must be made at the LESSOR's registered office.

In case the LESSEE fails to pay any amount owed hereunder by its due date, such amount shall automatically bear interest from said due date (the mere occurrence of which shall operate as a formal notice), provided that this clause shall be without prejudice to the application of the termination clause set out below.

Any payments made after the due date shall be applied first to such interest, which shall be calculated at the legal rate in force on the due date, plus [*] points and plus value-added tax.

CLAUSE 21 - SECURITY DEPOSIT

To secure the proper performance of all the LESSEE's obligations under this lease, the LESSEE shall pay to the LESSOR, at the time of execution hereof, an amount equal to [*] months of rent and accessory charges, as a security deposit.

Said amount shall be increased or decreased at the same time and in the same proportion as the rent, each time the rent is modified, with the difference to be paid together with the first modified rent installment.

Said amount shall be retained by the LESSOR for the entire term of the lease, and shall be refunded to the LESSEE at the end of its occupation, after the departure from the premises and the return of the keys, and after subtracting therefrom all the amounts owed to the LESSOR in any connection, and those amounts for which the LESSOR could be held liable.

The security deposit shall not bear any interest. It shall be remitted to the LESSOR as a "pledge," under the terms of Articles 2071 et seq. of the French Civil Code.

If the lease is terminated by reason of any breach of its terms and conditions, or for whatever other cause attributable to the LESSEE, other than notice of termination given for a date and under the conditions specified herein, and whatever the remaining term of the lease, the security deposit shall remain the LESSOR's property, as damages, without prejudice to any rent accrued or to accrue and any work to be borne by the LESSEE.

                               CHAPTER IV - OTHER OBLIGATIONS

CLAUSE 22 - TERMINATION CLAUSE

Failing the payment of any single installment of rent and accessory charges on the contractual due date, or the value-added tax in relation thereto, or in case of any breach by the LESSEE of any of the obligations, terms or conditions of this agreement, this lease shall be terminated automatically, at the LESSOR's discretion, without any need for any legal action, where such situation has not been cured one month after an order to pay or to perform.

__________________
* CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AAND EXCHANGE COMMISSION.

The eviction may occur pursuant to a summary order rendered by the Chief Judge of the Court of First Instance of Paris, to the jurisdiction of which the parties agree to submit, and which shall record the mere fact that the termination clause has been implemented. Said order shall be provisionally enforceable, and the LESSEE hereby waives, in advance, any right to lodge an appeal there against. Any subsequent offer to pay the delinquent amount or to comply with the terms and conditions of the lease shall be without prejudice to the application of this clause.

In such case, the amount remitted as a security deposit (as specified above) shall become the LESSOR's property, as a lump-sum indemnity, without prejudice to any other damages.

CLAUSE 23 - CHANGE IN LEGAL FORM

The LESSEE agrees to notify the LESSOR of any amendment to the LESSEE's articles of incorporation and by-laws (change in legal form, change in name or trade name, change in the address of the registered office, etc.) within one month of such amendment, and to notify the LESSOR, in accordance with the procedure specified in Article 1690 of the French Civil Code, of any merger or spin-off (partial contribution of assets). In case of any such spin-off, the contributor shall remain jointly and severally liable with the beneficiary of the contribution for the payment of the rent and for the performance of the terms and conditions of the lease.

CLAUSE 24 - AMENDMENTS / FORBEARANCE / JOINT AND SEVERAL LIABILITY / INDIVISIBILITY

Any amendment hereto must be made under a written and express document, in the form of a bilateral agreement or an exchange of letters.

In no event must such amendment be inferred from the passivity of the either of the parties or from any forbearance, whatever the frequency or length thereof. The LESSOR and the LESSEE shall have the right at all times to demand strict compliance with all the terms and conditions which have not been amended expressly or in writing.

The obligations under this lease for the LESSEE shall constitute, for all its assigns, heirs and all the persons liable for its payment and performance, a joint and several obligation, namely in case of the LESSEE's death prior to the end of the lease. All its heirs and representatives shall be jointly and severally liable for the fulfillment of such obligations and, where applicable, the obligation to serve the notifications required under Article 877 of the French Civil Code, with the costs and expenses of such notifications to be borne by the parties to whom they are made.

CLAUSE 25 - REPRESENTATION

After having examined all the regulations that apply in the Paris Metropolitan Area, whether they are special or general in nature, and namely Articles L.510-1 et seq. of said code, the LESSEE represents that, with regard to this lease, neither itself nor the premises hereby leased are subject to any authorization or approval of any type.

CLAUSE 26 - ELECTION OF DOMICILE (ADDRESS FOR SERVICE) / JURISDICTION CLAUSE

For the performance hereof, the LESSOR elects domicile at its registered office (as specified above), and the LESSEE elects domicile on the leased premises. The parties expressly agree to submit to the jurisdiction of the courts of Paris to hear any difficulties that may arise in connection with the performance, renewal or termination of the lease.

CLAUSE 27 - REGISTRATION

The parties expressly request the registration hereof.

CLAUSE 28 -  COSTS AND EXPENSES

The costs, expenses, duties and fees hereof, as well as all those that may be a result or consequence hereof, shall be borne by the LESSEE, which hereby agrees to pay them.

                 CHAPTER V - SPECIAL TERMS AND CONDITIONS

The special terms and conditions hereof have been drawn up with the intent of detailing general terms and conditions and, if necessary, completing them, amending them or replacing them. They shall be interpreted restrictively. In the event of conflict between the special terms and conditions and the general terms and conditions, the special terms and conditions shall prevail.

DESCRIPTION
-----------

The premises being leased under this lease, located on the site of [*], are comprised of

1.

     1.1 All of building [*], as it will exist upon completion of the works described at Article 9.2 below, and representing an approximate surface area of [*] m2, as defined in the statement on the surface areas attached hereto (SCHEDULE 6).

           This surface corresponds to the measured area of the interior, from perimeter wall to perimeter wall, increased by the area of the constructed mezzanines, intermediary landings and the technical platform on the roof.

           Each of the parties may engage a surveyor at its own expense to verify the foregoing, no later than one month following completion of all of the works set forth at Article 9.2 below.

           In the event the survey discloses a discrepancy of at least 2% less or 2% more of the aggregate area, the rent shall be readjusted subject to the conditions set forth at Article 5 below.

     1.2 A strip of bare fenced-off land along the north side of building [*] having an approximate area of [*] m2.

______________
* CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AAND EXCHANGE COMMISSION.

           Being a total surface area of approximately [*] m2.

           The premises in addition to the strip of land hereunder are described on the attached plans (SCHEDULE 3).

     TERM
     ----

2.

      2.1  Entry into Force

           This lease shall enter into force subject to fulfillment of the conditions precedent set forth in Article 11 below, on the date of completion of the "Phase 1" work referred to below in Article 9.2, and (whatever the date of completion of said work) no later than April 1, 2001.

      2.2  Taking of Possession

           The LESSEE shall take possession of the leased premises in two phases, subject to fulfillment of the conditions precedent set forth in Article 11 below, progressively as of the completion dates for each of the first two phases of the work specified in Article 9.2 a) below, as follows:

           . First of all, it shall take possession of the portion corresponding to the offices on the north side of building [*], in the basement of said building (excluding the link-up tunnel) and the strip of land designated in Article 1.1 above, which corresponds to Phase 1 of the work; and

           . Then, it shall take possession of the remainder of building [*], which corresponds to Phase 2 of the work.

      2.3  Fixed Term

           The parties hereby expressly agree, further to the provisions of Law n(degree) 85-1408 of 30 December 1985, incorporated in Article 3.1 of Decree n(degree) 53-960 of 30 September 1953, that the LESSEE expressly waives the right to terminate the lease prior to expiration of the second three-year period.

           Consequently, in the event this lease terminates prior to expiry of its sixth year, for any reason whatsoever, save and except a final court order terminating the lease due to the fault of the LESSOR, the LESSEE shall immediately be liable to pay a sum equal to the cumulative amount of fixed rents and charges, in addition to VAT at the current rate in force for the time remaining up until expiry of such six-year period.

________________
* CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AAND EXCHANGE COMMISSION.

USE
---

                  The LESSEE may only use the leased buildings to carry on its business as a supplier of services in relation to telecommunications installation and equipment, connections between telecommunication operator networks, technical support to telecommunication companies, or to transfer and reserve telecommunication capacity and for such purposes to make available to its clients technical switching spaces, and as a result, to receive therein the technicians assigned by such clients to perform the upkeep and maintenance of said areas.

                  From an administrative viewpoint, the buildings are classified for business with complementary offices which shall be exclusively used by the LESSEE, who may not make such offices available to its clients.

                  Load limits for the leased premises are:

     . for premises located in the basement and on the ground floor and the basement, 1,250 kg/m2,

     .   for premises located on the mezzanine to be created, 1,000 k/m(2),

     .   for premises located on the first and second floors, 300 kg/m(2),

     .   for the technical platform on the roof, 500 kg/m(2).

                  The LESSEE hereby agrees not to exceed such maximum loads.

TAX STATUS
----------

                  VAT at the current legal rate in force.

ANNUAL BASE RENT
----------------

5.1 This lease is granted and accepted in consideration of an annual net, pre-tax rent in principal of FF [*] ([*] francs) VAT and charges excluded.

         As stated in Article 1 of this chapter, each of the parties may have the surface area of building [*] verified at its own expense by a surveyor no later than one month following completion of the works provided for at Article 9.2 a) below.

         In the event that the survey discloses a discrepancy of at least 2% less or 2% more of the stated surface for the premises described in
         Article 1.1 above, i.e. [*] m2, the rent shall be readjusted, upwards or downwards, by a pre-charges and pre-VAT net amount of FF [*] m2/year.

____________________
* CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

5.2      The LESSOR grants to the LESSEE, on a commercial basis:

         .        a rent-free period until [*]

         . in the event that this lease takes effect prior to 1 April 2001, a charge-free period until [*].

PROVISION FOR PAYMENT OF CHARGES, TAXES AND DUTIES
--------------------------------------------------

6.1  Repayment of Charges

                  The provision for payment of water consumption is set at FF 11,065 (eleven thousand sixty-five francs) per quarter.

                  It is also specified that the LESSEE shall directly pay to the utilities companies all the other charges with respect to consumption of utilities (electricity, gas, etc.).

     6.2          Property Tax

                  The provision for payment of the property tax is set at FF 163,050 (one hundred sixty-three thousand fifty francs) per quarter.

     6.3          Repayment of the Annual Office Tax

                  In the event all or part of the leased buildings are subject to such tax, the LESSEE shall repay the ANNUAL TAX ON OFFICES, COMMERCIAL PREMISES AND STORAGE PREMISES in one lump sum payment, prior to 1 March of each year for the current year, and for the initial payment pro rata temporis upon the effective date hereof.

SECURITY DEPOSIT
----------------

                  The security deposit shall be equivalent to [*] months' pre-tax rent increased by pre-tax site charges equal to [*]% of the net rent, which amount is set at FF [*] ([*] francs and [*] centimes).

                  The foregoing sum shall be paid by the LESSEE in the following manner:

     . FF [*] by set-off against the sum paid prior to this date by the LESSEE to the LESSOR as an indemnite d'immobilisation (earnest pledge) under an agreement dated 6 April 2000,

     .    The balance, being FF [*], upon execution hereof.

REFERENCE INDEX
---------------

____________________
* CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                  The base index for application of the indexation clause stipulated at Article 16 of chapter III above shall be the base index for the 4th quarter 1999, being 1,065.

                  Under the terms of such annual contractual indexation, rent shall only be adjusted upwards.

SPECIAL CONDITIONS
------------------

9.1  Security for payment of rents and performance of lease conditions

                  The parties agree as a material and fundamental term, without which the LESSOR would not have entered into this lease, that the LESSEE shall provide to the LESSOR, no later than 21 days following execution hereof, an autonomous first demand guarantee provided by a reputable financial institution, to secure payment of all sums of any nature whatsoever due and payable by the LESSEE under any provision hereof, for an amount corresponding to [*] months' rent (tax included) increased by charges and incidentals (tax included).

                  Such guarantee shall be granted for a [*] year term commencing on the effective date of this lease, increased by a [*] month period for the purpose of allowing any enforcement of the security.

                  A standard first demand guarantee is attached hereto (SCHEDULE
                  4).

     9.2          WORKS BY THE LESSOR

                  9.2.1    Description and time limit for completion

                           (a) The LESSOR agrees to perform the works referred to in the attached plans and descriptions (SCHEDULES 3 AND 5).

                  Such works shall be performed such that they are completed within the following time periods, subject to any special provisions of the building permit:

                  . For PHASE 1 works, i.e. those concerning the north side offices of building [*], the basement of building [*] (with the exception of the link-up tunnel) and the strip of land described at Article 1.1 above within four months of the later of the following dates:

                      .    availability of building [*],

                      . fulfillment of the last condition precedent set out at Article 11 below,

                      . notice by the Lessee, by registered letter with return receipt requested, of the schedule for the performance of its work referred to below in Article

____________________
* CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                           9.3, provided expressly that such notice must be made no later than 1 November 2000.

               . For PHASE 2 works, i.e. those concerning the remainder of building [*], within six months from the later of the following dates:

               .      availability of building [*],

               .      the fulfillment of the last condition precedent set out at
                      Article 11 below, being provisionally set as 1 January
                      2001,

               . notice by the Lessee (as referred to above) of the schedule for the performance of its work referred to below in Article 9.3, provided expressly that such notice must be made no later than 1 November 2000.

               . In this regard, it is noted that the ground floor and the basement of building [*] is presently occupied under a commercial lease terminated by its beneficiary by acte extra-judiciaire (extra-judicial act) served by Me SIBUET, Huissier de Justice (bailiff) in Saint Ouen, effective on 30 September 2000, it being agreed that such lessee has already consented in principle to an early departure from the premises on 31 August 2000.

                           (b) Furthermore, the LESSOR agrees (subject to the reservations set out below) to perform the renovation work on the north and south sides of building [*], as stated in the plan attached hereto (SCHEDULE 6).

                  The parties expressly agree that the LESSOR shall assume the costs of such works on the building's sides up to a maximum amount of FF 2,000,000 (two million francs) net of taxes and fees, costs of studies and insurance included.

                  Consequently, in the event that it appears that the aggregate cost (net of taxes and fees, costs of studies and insurance included) incurred for such works on the building's sides will exceed FF 2,000,000, the LESSEE agrees to pay any additional costs incurred in connection therewith upon receipt of invoices issued by the LESSOR.

                  In the event of the LESSEE's consent to this project, the LESSOR agrees to perform the corresponding work within two months of the completion of PHASE 2, provisionally set at 1 March 2001.

                           (c) In the event of force majeure or other legitimate cause for suspending works, the projected deadlines for completion of works based on the work schedule shall be extended for a time period

____________________
* CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                    equal to that during which such event
                                    prevented the continuation of works. Such extension shall be calculated by business day.

                  The following shall be deemed legitimate causes for suspending the completion time limit:

                  . Poor weather conditions as defined by Article L 731-2 of the Code du Travail (French Labor Code),

                  .    Strikes,

                  .    Administrative injunctions to suspend works.

                  9.2.2    Additional works and modifications

                           In the event the LESSEE wishes to order additional works or changes to be carried out, over and above those set forth in the attached specifications, after the date of filing of the building permit referred to below in Article 11 and prior to completion of the works, the LESSEE shall make such request in writing to the LESSOR.

                           The LESSOR shall review the request and assess whether changes or additional works requested may be practically carried out in view of the state of progress of works.

                           It shall determine the effect of completion of such works on the financial terms and conditions of this lease and on provisional completion dates of works.

                           Any change and its consequences shall be subject to prior approval by both parties, which shall be set forth in a rider to the lease.

                  9.2.3    Recording of completion

                           Upon completion of each of the two work phases, the LESSOR shall invite the LESSEE to inspect such completion on a date and at a time to be determined, by registered letter with recorded delivery giving advance notice of at least 3 business days.

                           Both parties shall attend such inspection and a completion report shall be drafted for each of the two work phases.

                           Consequently, the LESSEE may include any reservations upon such inspection which shall be accepted or challenged by the LESSOR.

                           The completion of a phase shall mean the premises comply with the specifications attached hereto, so as to allow them to be used in compliance with their intended use.

                           Non-compliance with the planned specifications shall be taken in consideration where it is substantial or where it is material such that use of the building in compliance with its intended use or quiet enjoyment of the premises by the LESSEE.

                           On the date when the LESSEE receives notice to inspect completion of the works, four scenarios are possible:

1.       Scenario 1

                  The LESSEE confirms completion as defined above without reservation: keys shall be handed over to it and it shall take possession of the premises. An unqualified completion report shall be prepared.

2.       Scenario 2

                  The LESSEE confirms completion as defined above with reservations which shall be accepted or challenged by the LESSOR; the keys shall be handed over and it shall take possession of the premises. A completion report with reservations shall be prepared.

                  The LESSOR shall carry out necessary works in order to remove the reservations accepted within 60 business days from the date of the report. Such time period shall be automatically extended to incorporate supply delivery time. After such time, a report confirming removal of reservations shall be prepared.

3.       Scenario 3

                  The LESSEE considers that the works have not been completed as defined above.

                  A report recording non-completion shall be prepared.

                  In such event, and where the parties fail to agree within five days of such report, the parties agree to refer the decision to a third party expert jointly appointed by them or, in default thereof, by the President du Tribunal de Grande Instance de Paris upon application by either party.

                  This Expert shall be responsible for determining whether or not the building has been completed as defined above and, if not, which works are essential such that the building may be deemed completed as defined by such criteria. He shall deliver his report within fifteen days following the date of his appointment.

                  Such report shall bind the parties and be final and conclusive.

                  Upon completion of the works ordered by the Expert, a new delivery shall be conducted in his presence.

                  Expert's fees shall be paid by the LESSEE or the LESSOR, depending on whether the Expert has concluded that the works have or have not been completed further to the above criteria.

4.       Scenario 4

                  In the event the LESSEE fails to attend after receipt of notice by the LESSOR, the completion report shall be validly prepared by the LESSOR who shall serve such report to the LESSEE and which shall bind the LESSEE with all effects attached thereto (entry into force of the lease, commencement date for payment of rents pursuant to the terms and conditions of Article 5.2 of this chapter, transfer of risk).

9.3      Works of the lessee

                         (a) The LESSOR hereby authorizes the LESSEE to carry out on the leased premises, at its own costs and risks, and subject to obtaining any required regulatory authorizations and permits, the works described in the file attached hereto (SCHEDULE 7).

                  Such works may be performed by the LESSEE on that portion of the premises covered by PHASE 1, after it has taken possession of the premises, as specified in Article 2.2 above, provided that such works do not have any impact on the performance of the works by the LESSOR and subject to compliance by the LESSEE with the rules on coordination in respect of safety matters.

                  In all cases, such works must be performed within 12 months of the completion of the LESSOR's works referred to above in
                  Article 9.2.

                         (b) The LESSEE shall be responsible for obtaining any permits, licenses and approvals necessary for the completion of such works without any recourse against the LESSOR, and the LESSEE may not raise the failure to obtain such authorizations as a defense to enforcement of this lease pursuant to its conditions and terms contained therein.

                  In this regard, the LESSEEE states that the following facilities, which it intends to construct on the leased premises, are subject to prior prefectoral authorization set forth in Law no. 76-663 of 19 July 1976 with respect to facilities classified for the protection of the environment:

                  .   Fuel tanks corresponding to no. 1432 of the nomenclature

                  . Electricity generators corresponding to no. 2910 of the nomenclature

                  . Air-conditioning (in the basement, on the ground floor and on the "first" (second) floor of building [*]) corresponding to no. 2920 of the nomenclature

                  .   Ondulators corresponding to no. 2925 of the nomenclature

                         (c) Exceptionally, and notwithstanding the foregoing, the parties agree that in the event the relevant regulatory authority does not grant the LESSEE the above-mentioned authorizations provided for by Law no. 76-663 of 19 July 1976 with respect to classified facilities:

                  . the LESSEE shall be entitled to sub-let the premises hereunder to any company in its group, under the meaning of Article 145 of the French General Tax Code, and which pursues the same corporate purposes or a similar corporate purpose,

                  . subject to the express condition that the LESSOR has concluded with another company presenting all guarantees of solvency, a new 12 year lease for all of building [*] subject to the same financial terms as those set out hereunder, this lease shall be amicably terminated in advance. For such purpose, the LESSOR and the LESSEE shall jointly appoint any reputable commercial property consulting firm, it being understood that any costs in connection with such services shall be exclusively borne by the LESSOR.

                           In view of the effects attached to this provision,
                           (i) as stated above, the LESSEE has filed its application with the relevant regulatory authority on 29 May 2000 (SCHEDULE 8), and (ii) the parties expressly agree that the LESSEE, subject to losing the benefit of this clause:

                  . must notify the LESSOR of the state of progress of measures taken and of its application for authorization, upon any demand by the LESSOR,

                  . must immediately notify the LESSOR of the report of the commissaire enqueteur (inspector) (if any exists) and the administrative decision taken in response to the application for authorization,

                  . in the event the application is dismissed, must notify the LESSOR by registered letter with recorded delivery no later than three months following such refusal as to whether it intends to exercise its option to sub-let or intends on presenting a new lessee to the LESSOR.

          9.4      Fiber Optics

                   9.4.1    Connection of the leased premises

____________________
* CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                           In order to permit the LESSEE to perform the "fiber optics" connection of the leased premises, the LESSOR hereby authorized the LESSEE, under the conditions set out below in Article 9.4.2, as follows:

                           (a) to use (with the option to make them available to the operator designated by it) the existing or future sheaths (fourreaux) of the LESSOR, or

                           (b) to perform or procure the performance by any operator, at its own expense, risks and perils, an infrastructure of fiber optics sheaths and printing rooms (chambres de tirage) to connect building [*] with the entrance points located at the LESSOR's site.

                  9.4.2    Conditions for this connection

                           9.4.2.1 The conditions for the use of the sheaths referred to above in Article 9.4.1 a) shall be determined in a specific agreement to be executed by and between (i) the LESSOR or any company that the LESSOR may substitute for itself, and (ii) the LESSEE, in accordance with the framework agreement to be prepared, in the best respective interests of each of the parties, by the LESSOR or the company substituted for the LESSOR.

                  The parties hereby agree as follows with regard to such conditions:

                           (a)      the use of the sheaths referred to above in
                                    Article 9.4.1 a) shall give rise to the
                                    payment by the LESSEE of an annual fee of 60 francs, excluding VAT, per linear meter of each of the sheaths used by the LESSEE (or by the operator designated by it) for the passing of its fiber optics; such fee shall be payable as of the installation of the fiber optic in the sheath in question, in accordance with the same terms as the rent, i.e., by calendar quarter and in advance.

                  Said sum of 60 francs is expressed in its value as at the date hereof; it shall be increased automatically each year, on the anniversary date hereof, according to the increase (if any) in the BT01 index, with the base index being the most recently known index as at the date of execution hereof.

                           (b) the LESSEE shall be responsible for the maintenance, at its own exclusive expense, and for the performance of all the repairs, renovations or replacements involving the equipment that may be necessary,

_______________________
* CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                           (c) the LESSEE shall bear all the consequences (whatever the extent thereof) of any damage that may be caused to the equipment, without any recourse to the LESSOR; more generally, the liability of the LESSOR may not be claimed by reason of the existence and/or use of such equipment, and the LESSEE further agrees to hold the LESSOR harmless in connection with any claims that may be filed against it in such respect.

                  However, in the event that the damage has been caused for reasons attributable to the LESSOR, the LESSOR shall procure the performance, as quickly as possible, of the work to repair the damaged equipment, provided that this stipulation shall not cause the LESSOR to bear any other financial consequences, insofar as the LESSOR's liability for any consecutive damages (and in particular any intangible or special damages) is expressly excluded.

                           (d) the layout of such sheaths may be modified, namely in order to permit the LESSOR to exercise the prerogatives attached to its status as the owner, and inter alia to perform any construction or improvement work on its site.

                           (e) Any connection between the leased premises and any other building on the sites of the LESSOR or its subsidiaries, except for the other buildings that (where applicable) the LESSEE may lease on said sites, is expressly and formally prohibited, except with the LESSOR's prior consent and, if such consent is given, under the terms and conditions to be jointly defined by the parties.

                  In the same manner, the conditions for the LESSEE's performance of its own infrastructure work, as referred to in
                  Article 9.4.1 b) shall be determined in a specific agreement, which must include the rules set out in paragraphs b) through
                  e) of Article 9.4.2.1, and to be negotiated by the parties in their own respective best interests.

                           9.4.2.2 The technical terms and conditions for such performance and the layout of such infrastructure.

                           9.4.2.3 The parties agree to use their best efforts to execute such specific agreements no later than 30 November 2000. To the extent required, it is hereby specified that such agreements shall be separate and autonomous with regard to this lease, and any delay in their execution shall have no impact on this lease, which shall come into effect and be performed under the terms and conditions set out herein.

         9.5      Access control for the west ramp

                  The access ramp located on the west side of building [*], and which constitutes an access to said building, is currently being used by the lessee of buildings [*],[*] and [*], adjacent to building [*].

                  As a result, the LESSEE (wishing to control access to the leased premises) has requested the LESSOR:

                  . to grant it the right to implement the measures necessary to ensure such control, as has been accepted by the LESSOR, provided that such control is exercised in accordance with terms that would permit the continuation (under normal conditions) of the activities of the lessee of buildings [*], [*] and [*], or

                  . to reserve the use of the access ramp exclusively for building [*], which has been accepted by the LESSOR subject to obtaining the prior consent of the lessee of buildings [*] and [*].

                  Accordingly, the parties agree to determine (i) the solution to be implemented with the consent of the lessee of buildings [*] and [*], and (ii) in the event that such solution would consist of the implementation of a control system, to define the terms and conditions thereof in a specific agreement or an amendment to this lease, to be drawn up during negotiations between the parties, in good faith, in their best respective interests, no later than 30 November 2000.

                  In such respect, it is hereby agreed that in the event that the use of said access ramp by the lessee of buildings [*] and [*] is eliminated, the LESSEE agrees to make payment to the LESSOR, on the date of execution of the agreement or amendment referred to above, of a lump-sum indemnity in an amount of FRF 2,000,000, excluding taxes, to which VAT at the rate in force shall be added.

         9.6      Right of first refusal

                  Although the LESSEE has received complete disclosure of the leasing situation, it has expressed its wish to be granted a right of first refusal of a lease in the event that all or part of the buildings appearing in red on the plan attached hereto (SCHEDULE 9) are released by the present tenants.

                  Consequently, the LESSOR has agreed to grant, for a term of six years commencing on the date of execution hereof, a right of first refusal to lease each of such buildings.

                  Thus, in the event that prior to such date all or some of the aforementioned buildings become available, the LESSOR shall offer leasing thereof to the LESSEE as applicable by registered letter with recorded delivery.

_______________________
* CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                  Such offer to lease shall state in a detailed manner the financial terms and conditions of use of the premises.

                  The LESSEE shall have fifteen days from first delivery of the registered letter, to accept or refuse such offer. The terms and conditions of the offer by the LESSOR shall be indivisible, such that the LESSEE shall either accept entirely the offer to lease and the financial terms and conditions proposed or refuse the entire offer.

                  It shall give notice of its response by registered letter with recorded delivery.

                  Where the LESSEE fails to respond within fifteen days, or rejects the offer, the LESSOR may, in its entire discretion, lease the aforementioned premises to the party of its choice.

                  Where the LESSEE accepts such offer, the parties shall sign the corresponding lease within fifteen days.

                  In the event the LESSEE fails to execute the agreement prior to expiry of such time period, the LESSOR may in its entire discretion lease the premises to third parties without prejudice to any recourse, claim or action including claims in damages.

         9.7      Indemnity for loss of rent

                  In consideration (inter alia) of the fact that the LESSOR reserved building [*] for the LESSEE (i.e., the building could not be leased by the LESSOR) between the start of their negotiations and the effective date hereof, the LESSEE agrees to make payment to the LESSOR, as an indemnity for loss of rent, of an amount of FRF [*], excluding taxes, plus VAT at the rate in force, which thus corresponds to an amount of FRF [*] including taxes.

                  Said indemnity shall be paid in three equal installments, on the first day of October 2000, November 2000 and December 2000.

EXCEPTIONS
----------

10.1   Where applicable, it is specified that Articles 6.2 and 7.2 of Chapter II above provide as follows, with regard to the obligations concerning the repairs that may become necessary on the leased premises:

                  The LESSOR shall perform on the leased premises all the major works (gros travaux) that come within the scope of Article 606 of the French Civil Code, except for those described below, which shall be the obligation of the LESSEE.

_______________________
* CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                  For its part, the LESSEE shall maintain the leased premises in good condition as regards rental repairs and upkeep. In such connection, the LESSEE shall inter alia supervise and cause to be verified, at least once per year, by approved firms or entities, each of the installations (safety, heating and air-conditioning) that may equip the premises. In such respect, it shall take out a maintenance agreement for each of such installations, and shall submit proof thereof to the LESSOR upon any demand.

                  The LESSEE shall be responsible for all the work for repairs, restoration, refurbishing or replacement (whatever the importance thereof), including that work referred to in
                  Article 606 of the French Civil Code:

                  . which would relate to the installations for electricity, heating or air-conditioning, fire protection, production of hot water (except for the common facilities on the site) and toilets;

                  . which may become necessary as a result of any failure to perform its maintenance obligation referred to above, or as a result of any damage for reasons attributable to the LESSEE, its personnel or its visitors;

                  . that may be required, directly or indirectly, by the public authorities or any other authority in order to enable the LESSEE to conduct its business activity;

                  . that may become necessary for the installations or improvements performed by the LESSEE, and more generally, that may relate to the structures covered by the work performed by it.

                  In addition, in light of the work performed by the LESSOR on the leased premises, the LESSEE agrees, in case of any occurrence during the term of such warranties of any defect under the warranty of two years or ten years in relation thereto, to immediately report them to the LESSOR, in order to enable the LESSOR to implement the corresponding warranties.

         10.2 The first paragraph of Article 7.1 of Chapter II above is unconditionally cancelled and replaced with the two following paragraphs:

                  "The LESSEE shall tolerate, without any indemnity or reduction in the rent specified below, any and all work that the LESSOR must caused to be performed on the leased premises, including their installations, as well as within the boundaries of its site, whatever the cause, the nature, the extent or the duration thereof, and even if such duration exceeds forty (40) days.

                  However, the parties agree that, except in a case of clear emergency, in the event that such work is performed inside the building leased to the LESSEE, the parties shall conduct negotiations for the purpose of implementing the solutions that could reduce, to the extent possible, the disturbance caused to the LESSEE as a result of such work."

                  The remainder of said article shall remain unchanged.

          10.3 In the third paragraph of Article 7.2 of Chapter II above, the wording " (...) in order that they shall remain in perfect condition at all times" is replaced by "(...) in order that they shall remain in good condition at all times."

          10.4 As an exception to the seventh paragraph of Article 7.2 of Chapter II above, the parties agree that the LESSOR shall indicate to the LESSEE, in response to its requests for a work authorization, whether or not it intends to reserve the right to demand that the LESSEE restore the premises to their condition prior to the work covered by the authorization.

                  Where it fails to do so, the provisions of the seventh paragraph of Article 7.2 shall apply.

          10.5 The parties hereby agree that in the event that the LESSOR's insurance policy is amended and in such connection would include a reciprocal waiver of recourse in connection with the leased premises, the following provisions (to replace Article 12 of Chapter II above) would be applied:

                  "The LESSEE must take out insurance, on its own, against the risks of fire and any explosions, and against water damage, flooding, back-ups from the sewers and plumbing, from first-rank insurance companies, and for a sufficient value, on the installations, construction work and improvement work performed by it on the leased premises, the equipment and the goods furnishing such premises, as well as on the financial consequences of any legal ("civil") liability that it may incur, namely with regard to neighbors and third parties.

                  The LESSEE shall maintain such insurance in force for the entire term hereof, and adjust such insurance as necessary, and it shall pay the exact amount of the premiums and fees on their exact due dates.

                  In case of any accident or claim, the LESSEE shall waive any direct or indirect recourse to the LESSOR, its personnel and the insurers of said company, and it agrees to cause the same waiver to be inserted in its own policies.

                  The LESSEE shall submit documentary evidence to the LESSOR or to any agent appointed by the LESSOR, upon any request, of the fulfillment of the LESSEE's obligations with regard to insurance, by the submission of an up-to-date certificate of insurance (attestation d'assurance).

                  For its part, the LESSOR shall hold the LESSEE harmless for the financial consequences of the legal ("civil") liability that may be incurred by it in its capacity as the owner, and shall take out insurance on the real property portion of the leased premises, including all the improvements and installations whose nature is deemed to be that of real property that may equip such premises, as of the effective date of this lease, against the risks of fire, explosions and water damage, from a first-rank insurance company, and it shall maintain such insurance in force for the entire term of the lease.

                  On a reciprocal basis, it shall waive any recourse that it may otherwise be entitled to bring against the LESSEE or its insurance in such connection, and the LESSOR's insurer must grant the same waiver of recourse.

                  In consideration thereof, the LESSEE hereby agrees to refund to the LESSOR, each year, its proportional share in the premium under the insurance policy taken out by the LESSOR, and the surcharge (if any) for such waiver of recourse.

                  In addition, the LESSEE must refund to the LESSOR all the insurance surcharges resulting from its presence on the leased premises."

          10.6 Where applicable, it is hereby specified that in the event that the LESSOR grants to the LESSEE its authorization for the assignment of its rights under this lease, such authorization shall not be contingent on the payment by the LESSEE to the LESSOR of any indemnity.

          10.7 As an exception to Article 23 of Chapter IV above, the parties agree that the notices on any amendments to the LESSEE's articles of incorporation and by-laws may be given within three months of their adoption, by ordinary letter.

          10.8 The provisions of Article 27 of Chapter IV above shall be replaced with the following wording: "The registration hereof shall be made at the request of either of the parties, and such request must be issued no later than 15 days after the execution hereof."

          10.9 Article 28 of Chapter IV above shall be deleted, provided however that in case of any registration of the lease, the expenses in relation thereto shall be borne by the LESSEE.

CONDITIONS PRECEDENT
--------------------

11.      Principle

                  This lease is subject to the following conditions precedent, each of which is material:

                           (a) Obtaining by the LESSOR of "BUILDER" approval as defined at Article R 510-1 of the Code de l'Urbanisme (Urban Planning
                                    Code). The LESSOR agrees to file its
                                    application with the relevant regulatory authority no later than 15/08/2000 and to provide evidence thereof to the LESSEE upon first demand by the LESSEE.

                  The LESSOR agrees to give notice to the LESSEE of the obtaining or refusal of approval immediately upon receipt thereof from the regulatory authority.

                           (b) Obtaining by the LESSOR of a building permit authorizing completion of the works set forth at Article 9.2. In such respect, it is hereby specified that the LESSOR duly filed its application with the relevant regulatory authority on 6 June 2000.

                  The LESSOR agrees to notify the LESSEE of the response to such application from the regulatory authority immediately upon receipt thereof.

                  This final condition precedent is stipulated for the exclusive and sole benefit of the LESSOR who, in its entire discretion, may waive it by giving notice to the LESSEE by registered letter with recorded delivery prior to expiry of the aforementioned time period or extension of such deadline.

         11.1     Completion Deadline

                  These conditions precedent shall be fulfilled no later than 1 October 2000.

                  Such deadline may be extended by mutual agreement of the parties.

                  The parties hereby agree that it shall be automatically extended by any administrative delay due to additional review.

                  In the event of fulfillment of such conditions precedent within the stipulated time period or any extension thereof, this lease shall be firm, final and subject to no further formality.

                  Where the aforementioned conditions precedent are not fulfilled within the stipulated time period or any extension thereof, this lease shall be deemed null and void without requirement of any further formality or compensation payable by either party.

                  Executed at [*],  July 28, 2000
                  In two original counterparts


                  LA COMPAGNIE DES ENTREPOTS                      EQUINIX
                  ET MAGASINS GENERAUX DE PARIS

_______________________
* CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                LIST OF SCHEDULES

SCHEDULE 1        Power of attorney issued by Ms. Renee Lanam, and dated
                  July 17, 2000

SCHEDULE 2        Table on the surface areas

SCHEDULE 3        Plan of leased premises

SCHEDULE 4 Guarantee of due performance of lease conditions - standard form

SCHEDULE 5        Description of works of the LESSOR

SCHEDULE 6        Plan of the renovation work on the building's facade

SCHEDULE 7        Description of works of the LESSEE

SCHEDULE 8 Filing of the application for an authorization in respect of "classified facilities" by the LESSEE

SCHEDULE 9        Plan of premises subject to the right of first refusal